Exhibit 99.1

Collectors Universe Reports Fourth Quarter and Fiscal 2011 Results

Service Revenues up 13% for the quarter and 10% for the year

Results include a Non-Cash Impairment Charge of $1.4 million

NEWPORT BEACH, CA – August 26, 2011 ― Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced financial results for its fourth quarter and year ended June 30, 2011.

Fourth Quarter Operational and Financial Highlights:

▪
Grading, authentication and related service revenues, as compared to fiscal 2010, increased 13% in this year’s fourth quarter and 10% for the fiscal year.  The fourth quarter increase to $12.2 million was driven primarily by an 18% increase in coin service revenues.  The increase in coin service revenues was primarily the result of a 25% increase in modern coin grading revenues and 152% increase in world coin grading revenues in the quarter.

▪	The gross profit margin on service revenues was 62% of revenues for both the fourth quarter and fiscal year.

▪
Operating income, excluding a $1.4 million non-cash impairment charge related to the Expos business, would have been $3.0 million in the fourth quarter and $9.7 million for the fiscal year, representing increases of 15% and 16%, respectively, as compared to the prior year corresponding periods.

▪
Expos continues to be profitable and cash flow positive and will continue to be part of our future service offerings, despite the non-cash impairment charge of $1.4 million. Expos represented 4% of revenues in fiscal 2011.

▪
Income from continuing operations was $1.0 million, or $0.13 per diluted share for the current fourth quarter and $5.0 million, or $0.65 per diluted share, for fiscal 2011.  The current period results reflect income tax provisions of $0.6 million for the quarter and $3.3 million for the year, as compared to income tax benefits of $8.3million in the prior year periods.  The increase in the tax provision for fiscal 2011 resulted from the release of valuation allowances against deferred tax assets at June 30, 2010.  Cash payments for taxes continue to be minimal.

▪
The Company’s cash position at June 30, 2011 was $21.9 million, compared with $20.3 million at June 30, 2010.  The net cash generated of $1.6 million in fiscal 2011, comprised cash generated from continuing operations of $11.3 million and proceeds received from the exercise of stock options of $1.1 million, net of payments of $9.9 million for cash dividends to stockholders, $0.4 million related to discontinued operations and $0.5 million for capital expenditures.

▪	On August 1, 2011, we announced our quarterly cash dividend of $0.325 per share, to be paid on August 26, 2011 to stockholders of record on August 12, 2011.

Collectors Universe, Inc.

Commentary and Outlook

Michael McConnell, Chief Executive Officer, stated, “The Company performed well in fiscal 2011 and the various strategic initiatives launched over the last two years continue to build momentum.  Our strategy remains to extend pragmatically in our core markets; through both organic growth, as well as prudent investments.  Additionally, we will maintain our focus on operational efficiency, while maintaining high levels of customer service.  We enter fiscal 2012 looking to continue to build on the progress the Company has made over the last two years.”

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Friday, August 26, 2011at 4:15 p.m.  Eastern Time/1:15 p.m. Pacific Time.  Interested parties may participate in the conference call by dialing (877) 303-9119 or (408) 940-3827, five to ten minutes prior to the initiation of the call.  A replay of the conference call will be available through September 9, 2011, by dialing (855) 859-2056 or (404) 537-3406 and entering access code 93997336.  A live webcast of the conference call will also be available on the Collectors Universe website, www.collectors.com under Investor Relations: Earnings Conference Calls.  The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs, memorabilia and stamps (“collectibles”).  The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia, collectible stamps, and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business.  This information is accessible to collectors and dealers at the Company's website, http://www.collectors.com and is also published in print.

Cautionary Statements Regarding Forward-Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from our expected financial performance as set forth in the forward-looking statements contained in this news release.  Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the following: our continued dependence on our coin business which generated more than 60% of our consolidated revenues and a substantial portion of our operating income in the year ended June 30, 2011, making our operating results more vulnerable to conditions that could adversely affect the precious metals and coin markets ; the risk that the hoped for improvement in economic conditions in the United States may not materialize or increases in the prices of gold and silver, may slow or even decline, either of which could result in reductions in the demand for our collectibles authentication or  grading services and, consequently, in our revenues; the risk that the economic downturn from 2008 to 2010 and the anemic economic recovery will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risk that our strategies of offering new services and geographically expand existing services in our continuing collectibles markets will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of our control, such as adverse economic or market conditions, as well as our future financial performance and the cash needs of our business in the future; and the risk that our continuing financial obligations with respect to two facilities in New York City, which we had leased for our subsequently discontinued jewelry businesses, will lead to reductions in cash flows and additional losses from discontinued operations in future periods.

Collectors Universe, Inc.

Additional information regarding these risks and information regarding other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2011 filed with the Securities and Exchange Commission today.  Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual or Quarterly Reports, which speak only as of their respective dates.  We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact: Joseph Wallace Chief Financial Officer Collectors Universe, Inc. 949-567-1245 Email: jwallace@collectors.com
- tables to follow -

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2011	2010	2011	2010
Net revenues:
Grading, authentication and related services	$12,197	$10,749	$43,828	$39,671
Product sales	62	43	604	92
	12,259	10,792	44,432	39,763
Cost of revenues:
Grading, authentication and related services	4,627	3,964	16,814	15,461
Product sales	46	54	435	133
	4,673	4,018	17,249	15,594

Gross profit	7,586	6,774	27,183	24,169

Selling and marketing expenses	1,603	1,283	6,029	5,068
General and administrative expenses	3,029	2,931	11,497	10,745
Impairment losses	1,368	-	1,368	-
Operating income	1,586	2,560	8,289	8.356
Interest and other income, net	5	32	93	119
Income before provision for income taxes	1,591	2,592	8,382	8,475
Provision for income taxes	611	(8,384)	3,346	(8,330)
Income from continuing operations	980	10,976	5,036	16,805
Net income (loss) from discontinued operations, net of loss on sales of discontinued businesses, net of income taxes	118	522	83	(107)
Net income	$1,098	$11,498	$5,119	$16,698

Net income per basic share:
Income from continuing operations	$0.13	$1.48	$0.66	$2.26
Income (loss) from discontinued operations	0.01	0.07	0.01	(0.02)
Net income per basic shares	$0.14	$1.55	$0.67	$2.24

Net income per diluted share:
Income from continuing operations	$0.13	$1.43	$0.65	$2.20
Income (loss) from discontinued operations	0.01	0.07	0.01	(0.01)
Net income per diluted shares	$0.14	$1.50	$0.66	$2.19

Weighted average shares outstanding:
Basic	7,716	7,429	7,682	7,451
Diluted	7,806	7,689	7,798	7,637
Dividends declared per common share	$0.325	$0.30	$1.28	$0.80

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in Thousands, except per share data)
(unaudited)

	June 30,
ASSETS	2011	2010
Current assets:
Cash and cash equivalents	$21,926	$20,321
Accounts receivable, net of allowance of $66 in 2011 and $75 in 2010	1,534	1,246
Refundable income taxes	60	335
Inventories, net	1,442	708
Prepaid expenses and other current assets	959	919
Deferred income tax asset	1,769	4,365
Notes receivable from sale of net assets of discontinued operations	50	96
Current assets of discontinued operations	27	52
Total current assets	27,767	28,042

Property and equipment, net	1,301	1,145
Goodwill	2,083	2,826
Intangible assets, net	1,145	2,184
Deferred income tax asset	2,956	3,807
Notes receivable from sale of net assets of discontinued operations	135	170
Other assets, including coin inventory of $750 at June 30, 2011	942	330
Non-current assets of discontinued operations	182	182
	$36,511	$38,686
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,390	$1,434
Accrued liabilities	1,415	1,495
Accrued compensation and benefits	2,383	1,804
Income taxes payable	125	197
Deferred revenue	2,417	1,926
Current liabilities of discontinued operations	743	923
Total current liabilities	8,473	7,779

Deferred rent	396	321
Non-current liabilities of discontinued operations	2,572	2,974
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 3,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; 20,000 shares authorized; shares outstanding: 7,943 in 2011 and 7,693 in 2010	8	8
Additional paid-in capital	70,402	68,134
Accumulated deficit	(45,340)	(40,530)
Total stockholders’ equity	25,070	27,612
	$36,511	$38,686